EXHIBIT 5.1



                               February 8, 2000


The Bombay Company, Inc.
550 Bailey Avenue
Suite 700
Forth Worth, Texas  76107

     Re:    Registration Statement on Form S-8 of The Bombay Company, Inc.

Gentlemen:

     I am acting as counsel for The Bombay Company, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the offering and sale of up to 90,000 shares of the Company's Common Stock, par value $1.00 per share (the "Shares"), which shares are issuable upon the exercise of options ("Options") granted or to be granted from time to time to eligible persons, pursuant to the provisions of The Bombay Company, Inc. Amended and Restated 1991 Director Stock Option Plan (the "Plan"). A Registration Statement on Form S-8 covering the offering and sale of the Shares (the "Registration Statement") is expected to be filed with the Securities and Exchange Commission on or about the date hereof.

     In reaching the conclusions expressed in this opinion I have examined and relied upon such documents, corporate records, and other instruments, including certificates of public officials and certificates of officers of the Company, and made such further investigation and inquiry as I have deemed necessary to reach the opinions expressed herein. In making the foregoing examinations, I have assumed the genuineness of all signatures on original documents, the authenticity, accuracy, and completeness of all documents submitted to me as originals, and the conformity to original documents of all copies submitted to me.

     Based solely upon the foregoing, subject to the comments and exceptions hereinafter stated, it is my opinion that the Shares, when issued by the Company in accordance with the terms of the Plan and the Options for consideration having a value not less than the par value thereof, will be validly and legally issued, fully paid, and nonassessable.

     I express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date hereof.

     I hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving this consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                              Very truly yours,

                              /s/ Michael J. Veitenheimer

                              MICHAEL J. VEITENHEIMER
                              Vice President, Secretary and General Counsel